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                                  Exhibit 3.6

                           PRENTISS PROPERTIES TRUST

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                            ARTICLES SUPPLEMENTARY
                                    TO THE
                             AMENDED AND RESTATED
                             DECLARATION OF TRUST

                             --------------------


            Prentiss Properties Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: Pursuant to authority contained in Section 3 of Article VI of the Amended and Restated Declaration of Trust of the Trust, three million seven hundred seventy three thousand five hundred eighty five (3,773,585) authorized but unissued shares of the Trust's Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest have been duly reclassified by the Board of Trustees of the Trust as authorized but unissued shares of the Trust's preferred shares of beneficial interest, $0.01 par value per share (the "Preferred Shares").

            SECOND: A description of the Preferred Shares is contained in the Amended and Restated Declaration of Trust of the Trust filed with the State Department of Assessments and Taxation of Maryland on October 16, 1996.

            THIRD: The reclassification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Trust or the aggregate par value thereof.
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         IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be duly executed by its Senior Vice President and attested by its Secretary this 20th day of March, 2001.

                                      PRENTISS PROPERTIES TRUST


                                      By:         /s/ MICHAEL A. ERNST
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                                      Name:       Michael A. Ernst
                                                  -----------------------------
                                      Title:      Senior Vice President and
                                                  -----------------------------
                                                  Chief Financial Officer
                                                  -----------------------------

ATTEST:

By:         /s/ GREGORY S. IMHOFF
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Name:       Gregory S. Imhoff
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Title:      Secretary
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